UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	October 23, 2012

Intellicell Biosciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54729	91-1966948
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

460 Park Avenue, 17th Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(646) 576-8700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities

Between November 5, 2012 and November 6, 2012, Intellicell Biosciences, Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”), with two investors who participated in the Company’s series E preferred stock private placement (the “Series E Preferred Stock Investors”) pursuant to which the Series E Preferred Investors holding an aggregate of 125 shares of the Company’s series E convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), agreed to exchange their Preferred Stock for (i) an aggregate of  833,334 shares of the Company’s Common Stock and (ii) a five-year warrant to purchase an aggregate of 416,667 shares of Common Stock at an exercise price of $0.45 per share.  The Series E Preferred Stock Investors also provided their consent to allow the Company to take all actions necessary to cancel the Preferred Stock which will include the filing of a Withdrawal of Designation with the Secretary of State of Nevada.  As of the date of this Current Report on Form 8-K, the Company has not filed any documents with the Nevada Secretary of State.

The new securities issued to the Series E Preferred Stock Investors were issued in accordance with Section 3(a)(9) under the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which are attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, the board of directors of the Company appointed Myron Holubiak as a director of the Company, effective immediately, filling the vacancy resulting from the resignation of Mr. Stuart Goldfarb.  Mr. Holubiak does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.  There is no understanding or arrangement between Mr. Holubiak and any other person pursuant to which Mr. Holubiak was selected as a director.  There are no transactions in which Mr. Holubiak has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Holubiak has not entered into any material plan, contract or arrangement in connection with his appointment as director.

Mr. Holubiak is the former President of Roche Laboratories, Inc. He held this position from December 1998 to August 2001. From August 2001 to June 2002, Mr. Holubiak was President, Chief Operating Officer and member of the Board of Directors of iPhysicianNet, Inc., a video detailing company. From July 2002 to April 2007 Mr. Holubiak was President and Chief Operating Officer of HealthSTAR Communications, Inc., a health care marketing communications network of 16 companies. Currently, Mr. Holubiak is the President and a member of the board of directors of 1-800-Doctors, Inc., a medical referral company that provides consumers with access to physicians and hospitals. From April 2004 to July 2008 Mr. Holubiak served on the board of directors of Nastech Pharmaceuticals Company, Inc. (now Marina Biotech, Inc.). Mr. Holubiak is also a member of the board of directors of Venture Biosciences, Inc.  Mr. Holubiak is currently the Chairman of the Board of Directors of BioScrip, Inc, a specialty pharmaceutical company.

A copy of the press release announcing Mr. Holubiak’s appointment is attached hereto as Exhibit 99.1.

Item 8.01  Other Events.

On November 8, 2012, the Company was notified according to the Federal Drug Administration (“FDA”) validation registration number 3009842420, that its new facility located at 460 Park Avenue, New York, NY 10022 is now registered to recover, process, package, store, and label human cells and tissue products (HCT/P’s) such as the IntelliCell autologous stromal vascular fraction cellular product.  In the registration notification, FDA acknowledged that the IntelliCell process is to be covered under regulations for tissue products.  The HCT/P regulations are described in 21 CFR section 1271.10.

A copy of the press release announcing the FDA registration is attached hereto as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Form of Exchange Agreement for the Series E Preferred Stock Investors
99.1	Press Release of Intellicell Biosciences, Inc. dated October 29, 2012.
99.2	Press Release of Intellicell Biosciences, Inc. dated November 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLICELL BIOSCIENCES, INC.

Date: November 8, 2012	By:	/s/ Dr. Steven Victor
Dr. Steven Victor
Chief Executive Officer

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